Exhibit 5.1

767 Fifth Avenue

New York, NY 10153-0119

+1 212 310 8000 tel

+1 212 310 8007 fax

September 20, 2012

Dave & Buster’s Entertainment, Inc.

2481 Mañana Drive

Dallas, Texas 75220

Ladies and Gentlemen:

We have acted as counsel to Dave & Buster’s Entertainment, Inc., a Delaware corporation (the “Company”), in connection with the preparation and filing with the Securities and Exchange Commission of the Company’s Registration Statement on Form S-1, File No. 333-175616, (as amended, and including any subsequent registration statement on Form S-1 filed pursuant to Rule 462(b), the “Registration Statement”), under the Securities Act of 1933, as amended (the “Securities Act”), relating to the registration of the offer, issuance and sale by the Company of up to 8,846,154 shares of common stock, par value $0.01 per share, of the Company (together with any additional shares that may be sold by the Company pursuant to Rule 462(b) under the Act, the “Shares”). The Shares are to be issued by the Company pursuant to an underwriting agreement among the Company and the underwriters named therein (the “Underwriting Agreement”), the form of which has been filed as Exhibit 1.1 to the Registration Statement.

In so acting, we have examined originals or copies (certified or otherwise identified to our satisfaction) of (i) the Registration Statement, (ii) the prospectus contained in the Registration Statement (the “Prospectus”), (iii) the form of the Second Amended and Restated Certificate of Incorporation of the Company to be filed with the Secretary of State of the State of Delaware prior to the consummation of the initial public offering contemplated by the Registration Statement, filed as Exhibit 3.1 to the Registration Statement, (iv) the form of the Second Amended and Restated Bylaws of the Company to be effective prior to the consummation of the initial public offering contemplated by the Registration Statement, filed as Exhibit 3.2 to the Registration Statement, (v) the Underwriting Agreement, (vi) the form of Common Stock Certificate of the Company, filed as Exhibit 4.1 to the Registration Statement, and (v) such corporate records, agreements, documents and other instruments, and such certificates or comparable documents of public officials and of officers and representatives of the Company, and have made such inquiries of such officers and representatives, as we have deemed relevant and necessary as a basis for the opinions hereinafter set forth.

In such examination, we have assumed the Certificate of Incorporation that will be filed with the Secretary of State of the State of Delaware will be substantially identical to the form of the Certificate of Incorporation of the Company reviewed by us, the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies and the authenticity of the originals of such latter documents. As to all questions of fact material to this opinion that have not been independently established, we have relied upon certificates or comparable documents of officers and representatives of the Company.

Based on the foregoing, and subject to the qualifications stated herein, we are of the opinion that the Shares, when issued and sold as contemplated in the Registration Statement, and upon payment and delivery in accordance with the Underwriting Agreement, will be validly issued, fully paid and non-assessable.

The opinion expressed herein is limited to the corporate laws of the State of Delaware and we express no opinion as to the effect on the matters covered by this letter of the laws of any other jurisdiction.

We hereby consent to the filing of this letter as an exhibit to the Registration Statement and to the reference to our firm under the caption “Legal Matters” in the Prospectus.

Very truly yours,

/s/ Weil, Gotshal & Manges LLP

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